Exhibit 99.1

Hillenbrand First-Quarter Revenue Increased 32% to $305 Million

as Both Platforms Achieved Attractive Growth

•   Coperion drives 79% Process Equipment Group revenue growth to $154 million

•   Batesville’s revenue increased 4% to $151 million

BATESVILLE, Indiana, February 4, 2013 — /PRNewswire/ — Hillenbrand (NYSE: HI) grew revenue for the first quarter of fiscal year 2013 by 32% to $305 million compared to the same quarter last year. This increase was driven by Process Equipment Group revenue growth of 79% to $154 million, which includes the results of Coperion Capital GmbH (“Coperion”) acquired  December 1, 2012. Batesville’s revenue also increased 4% to $151 million, largely driven by volume, as the year-over-year growth rate of North American deaths returned to  historical levels.

“Coperion contributed strong top-line results for the quarter and added substantially to the backlog of the Process Equipment Group,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand. “Additionally, I am particularly pleased with the strong peformance of Batesville. They achieved record year-over-year revenue growth, even in the face of a declining burial market.”

The consolidated gross profit margin in the first quarter was 36.2% (37.2% adjusted) compared to 40.5% in the prior year. This decrease was anticipated as the Coperion business model reflects a higher proportion of third-party-sourced products.  Hillenbrand believes that selling complete systems provides a significant competitive advantage, while delivering additional margin dollars.

Adjusted EBITDA increased 6% to $51 million. Net income attributable to Hillenbrand (which excludes the portion of net income that is allocated to joint ventures) for the first quarter decreased 54% from the prior year to $14 million, with diluted EPS down 54% to $0.23. The decrease was driven by the tax benefit recognized in the prior year due to the international integration as well as higher acquisition-related costs in the current year. On an adjusted basis, net income attributable to Hillenbrand increased 4% to $26 million and diluted EPS increased 3% to $0.41.

Hillenbrand delivered $20 million of cash flow from operations, despite $8 million in business acquisition costs related to Coperion and $5 million related to antitrust litigation.

The company will host a conference call and simultaneous webcast Tuesday, February 5, 2013 at 8:00 a.m. ET to discuss the results for the first quarter of fiscal year 2013, which ended December 31. The webcast will be available at http://ir.hillenbrand.com and will be archived on the company’s website through Tuesday, March 5, 2013. To access the conference call, listeners in the United States and Canada may dial 1-877-853-5642, and international callers may dial +1-253-237-1134. Use conference call ID number 72270230. A replay of the call will be available until midnight ET, Tuesday, February 19, 2013, by dialing 1-855-859-2056 toll free in the United States and Canada or +1-404-537-3406 internationally, and using the conference ID number 72270230.

Hillenbrand’s interim financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the company’s website (www.Hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP financial measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses this information internally and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the company believes these non-GAAP measures provide a higher degree of transparency to the company’s core operations.

EBITDA is defined as net income less interest income, plus interest expense, income tax expense (benefit), depreciation and amortization. See below for a reconciliation from GAAP operating performance measures to the relevant non-GAAP (adjusted) performance measures.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F

Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended
	December 31,
	2012	2011

Net revenue	$305.2	$231.6
Cost of goods sold	194.6	137.9
Gross profit	110.6	93.7
Operating expenses	86.5	60.3
Operating profit	24.1	33.4
Interest expense	4.5	2.9
Other income (expense)	0.9	(0.5)
Income before income taxes	20.5	30.0
Income tax expense (benefit)	5.9	(1.3)
Net Income	14.6	31.3
Less: Net income attributable to noncontrolling interests	0.3	—
Net income attributable to common shareholders	$14.3	$31.3

Basic earnings per share	$0.23	$0.50
Diluted earnings per share	0.23	0.50
Weighted-average shares outstanding — basic	62.4	62.0
Weighted-average shares outstanding — diluted	62.6	62.0
Cash dividends per share	$0.1950	$0.1925

Condensed Consolidated Statements of Cash Flow (Unaudited)
(in millions)

	Three Months Ended December 31,
	2012	2011
Net cash provided by operating activities	$19.7	$27.0
Net cash used in investing activities	(418.6)	(4.2)
Net cash provided by (used in) financing activities	480.0	(13.6)
Effect of exchange rate changes on cash and cash equivalents	0.8	(2.2)
Net cash flow	81.9	7.0

Cash and cash equivalents:
At beginning of period	20.2	115.5
At end of period	$102.1	$122.5

Reconciliation of Non-GAAP Measures (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2012				2011
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$194.6	$(3.0	)(a)	$191.6	$137.9	$—		$137.9
Gross profit	110.6	3.0		113.6	93.7	—		93.7
Operating expenses	86.5	(13.6	)(b)	72.9	60.3	(5.6	)(e)	54.7
Operating profit	24.1	16.6		40.7	33.4	5.6		39.0
Other income (expense), net	0.9	(0.9	)(c)	—	(0.5)	—		(0.5)
Income tax expense (benefit)	5.9	4.2	(d)	10.1	(1.3)	12.2	(f)	10.9
Net income attributable to common shareholders	14.3	11.5		25.8	31.3	(6.6)		24.7
Diluted EPS	0.23	0.18		0.41	0.50	(0.10)		0.40

Ratios:
Gross margin	36.2%	1.0%		37.2%	40.5%	—		40.5%
Operating expenses as a % of revenue	28.3%	(4.4)%		23.9%	26.0%	(2.4)%		23.6%

P = Process Equipment Group; B = Batesville; C = Corporate

(a)          Inventory step up ($2.6 P), restructuring ($0.1 P, $0.3 B)

(b)         Business acquisition costs ($9.0 C), backlog amortization ($4.2 P), restructuring ($0.2 C), antitrust litigation ($0.1 B), other ($0.1 B)

(c)          Acquisition-related foreign currency transactions ($0.8 C), other ($0.1 B)

(d)         Tax effect of adjustments

(e)          Backlog amortization ($2.5 P), long-term incentive compensation related to the international integration ($0.2 P, $0.8 B, $1.2 C), antitrust litigation ($0.4 B), and business acquisition costs ($0.5 C)

(f)            Tax benefit of the international integration ($10.4) and tax effect of adjustments ($1.8)

	Three Months Ended December 31,
	2012	2011
Net income attributable to common shareholders	$14.3	$31.3
Interest income	(0.1)	(0.2)
Interest expense	4.5	2.9
Income tax expense (benefit)	5.9	(1.3)
Depreciation and amortization	15.0	12.2
EBITDA	$39.6	$44.9
Business acquisition costs	8.2	0.5
Inventory step-up	2.6	—
Long-term incentive compensation related to the international integration	—	2.2
Restructuring	0.6	—
Antitrust litigation	0.1	0.4
EBITDA - adjusted	$51.1	$48.0

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Form 10-Q for the quarter ended December 31, 2012, filed with the Securities and Exchange Commission on February 4, 2013. The company assumes no obligation to update or revise any forward-looking information.

CONTACT

Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com